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                 July 19, 2023

       Yahui Zhou
       Chairman of the Board and Chief Executive
       Opera Limited
       Vitaminveien 4
       0484 Oslo, Norway

                                                        Re: Opera Ltd
                                                            Registration
Statement on Form F-3
                                                            Filed July 14, 2023
                                                            File No. 333-273242

       Dear Yahui Zhou:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Liang (Alex) Tao